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                                                                     EXHIBIT 2.5
                              CONSULTING AGREEMENT


        THIS AGREEMENT (the "Agreement") is made and entered into on October 18, 1999, by and between ALTERNATIVE MATERIALS TECHNOLOGY, a Nevada corporation ("AMT"), and FREDERICK PARKINSON ("Parkinson"), an individual. AMT and Parkinson are hereafter collectively referred to as the "Parties."

                                    RECITALS

        1. Parkinson is a co-founder and former shareholder of U.S. CELLULOSE CO., a California corporation (the "USCC").

        2. Pursuant to that certain Stock Purchase Agreement, dated October 18,1999, by and among AMT, USCC, and Parkinson (the "Stock Purchase Agreement"), AMT is purchasing all of the Shares, as defined in the Stock Purchase Agreement, of USCC's capital stock owned by Parkinson.

        3. In order to provide for continuity of management and a smooth transition to new ownership, AMT wishes to retain Parkinson as a consultant to render business advice to AMT on the terms set forth in this Agreement, and Parkinson wishes to serve as a consultant to AMT on the terms set forth herein.

        NOW, THEREFORE, for and in consideration of the premises and the terms, covenants and conditions of this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

                                    AGREEMENT

        1.      ENGAGEMENT AND SERVICES.

               (1) Engagement of Parkinson. Subject to the terms and conditions of this Agreement, AMT hereby engages Parkinson as a business consultant to AMT, and Parkinson hereby accepts such engagement. Parkinson shall provide AMT with business advisory services during the term of this Agreement, including advice and counsel on strategic business planning, product development, marketing strategies, administrative matters, financial planning and general business development (the "Services"), as requested by AMT. Parkinson shall provide forty
(40) hours per week of service hereunder.

               (2) Acceptance. Subject to the terms and conditions of this Agreement, Parkinson hereby accepts the engagement by AMT set forth in this
Section 1 of this Agreement, and Parkinson agrees to perform the Services.



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               (3) Services. In providing the Services to AMT pursuant to this
Agreement, Parkinson shall take the following actions:

                    (1) Perform the Services in full compliance with applicable federal, state and local laws and regulations and in full conformity with the standards of care and diligence normally practiced by parties performing similar work;

                    (2) Prior to submitting any report or document prepared by Parkinson on behalf of AMT to any governmental agency or third party, submit a copy of such report or document, together with any supporting materials, to AMT and obtain AMT's approval of the form and contents of same and of the submission of such report or document to such governmental agency or third party;

                    (3) Regularly consult with AMT with respect to the status and results of the Services and submit verbal and written reports as requested by AMT or as necessary to keep AMT fully informed; and

                    (4) Maintain full and accurate records and books of accounts necessary to document (A) all activities undertaken by or on behalf of AMT in the course of performing the Services hereunder, including without limitation any and all contacts and communications made by Parkinson on behalf of AMT with any governmental agency or official or third party; and (B) all charges, expenses and disbursements incurred by Parkinson, his agents or subcontractors in performing the Services hereunder. Parkinson will make such books and records available to AMT upon request during normal business hours.

               (4) Work Product. All products produced or obtained by Parkinson in the performance of the Services shall be the exclusive property of AMT, and all documents (including, without limitation, all writings, drawings, pictures, recordings, computer or machine-readable data, and all copies or reproductions thereof) which describe or relate to the Services performed or to be performed by Parkinson pursuant to this Agreement or the results thereof, including, without limitation, all notes, data, reports or other information received or generated in the performance of this Agreement, shall be the exclusive property of AMT.

        2. TERM OF ENGAGEMENT. The term of this Agreement shall commence on the effective date of this Agreement and shall continue, unless terminated in accordance with Section 4 of this Agreement for thirty (30) days (the "Term"); provided however, that AMT shall have two (2) options to extend the Term (the "Extension Options") for a period of thirty (30) days each (the "Option Term").

        3.      COMPENSATION.

               (1) Monthly Fee. In exchange for the Services to be performed hereunder by Parkinson, AMT shall pay to Parkinson the amount equal to Ten Thousand Dollars ($10,000) each month, in equal semi-monthly installments, during the Term or any Option Term of this Agreement,


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with the first payment to be made on or before November 1, 1999, for the
Services provided by Parkinson during the immediately preceding month. Payments made by AMT under this Section 3 shall constitute full compensation for all personnel, materials, supplies, equipment and facilities used by Parkinson in performing the Services.

               (2) Reimbursement of Expenses. AMT shall reimburse Parkinson for extraordinary expenses incurred by Parkinson in connection with the Services if and to the extent that Parkinson has obtained AMT's approval of such expenses prior to the incurrence of such expenses by Parkinson.

        4.      TERMINATION.

               (1) Notwithstanding the provisions of Section 2, AMT shall have the right, at any time, in its sole discretion and with or without cause, by written notice to Parkinson, to terminate this Agreement upon delivery of a written notice of termination to Parkinson thirty (30) days in advance of the date of termination. Parkinson shall stop work immediately upon receipt of such written notice of termination and shall promptly deliver to AMT the work product of Parkinson and any other results of Parkinson's work to date of termination.

               (2) Upon termination of this Agreement, AMT shall pay Parkinson a pro rata amount of the monthly payment due under Section 3 of this Agreement which relates to any portion of a month prior to the effective date of termination. The right to terminate this Agreement under Section 4(a) of this Agreement shall be in addition to, and not in lieu of, any other rights and remedies AMT may have at law or in equity.

        5.     CONFIDENTIALITY.

               (1) Parkinson understands and acknowledges that Parkinson, his employees, agents and subcontractors, have been and will be granted access to certain Confidential Information (as defined below) of AMT in the course of performing the Services hereunder. The term "Confidential Information" as used herein shall mean all records and information with respect to AMT, and past or present activities, that are not a matter in the public domain or lawfully acquired on a non-confidential basis from others. Parkinson agrees to hold in strictest confidence, and not to disclose or to permit disclosure to any person or entity other than AMT or AMT's legal counsel, nor make an unauthorized use of, any Confidential Information, without the prior written consent of AMT or AMT's legal counsel.

               (2) Parkinson understands and acknowledges that each communication of Confidential Information collected or developed by Parkinson on behalf of AMT in the course of performing the Services hereunder constitutes a confidential communication from AMT to AMT's legal counsel which is intended to be protected against disclosure to third persons by the attorney-client privilege and, to the extent Confidential Information is prepared in anticipation or defense of potential or pending litigation or administrative proceedings, such communications are intended to be protected from discovery by the work product doctrine. All written reports and other documents


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which are prepared by Parkinson, his agents or subcontractors in performing the
Services hereunder shall be conspicuously marked "Confidential" on their face unless Parkinson is otherwise instructed by AMT's legal counsel.

               (3) Parkinson shall not, without the prior written approval of AMT or AMT's legal counsel on AMT's behalf, publish or otherwise disseminate any advertising, promotion, report, article, research piece or publicity wherein AMT is mentioned or is otherwise reasonably identified or language is used from which a relationship between AMT and Parkinson may, in the reasonable judgment of AMT, be inferred. The confidentiality obligations set forth in this Section 5 shall survive the termination or expiration of this Agreement.

        6. PROJECT DIRECTION. The Services performed by Parkinson pursuant to this Agreement shall be performed under the direction and management of William A. Maligie at AMT.

        7. STANDARD OF CARE. Parkinson shall exercise good faith and due diligence under this Agreement and shall at all times exercise all reasonable efforts to defend and promote the interests of AMT. Parkinson shall perform his obligations under this Agreement in a thorough, good and workmanlike manner, and where applicable in accordance with industry and professional standards.

        8. INDEMNIFICATION. Parkinson shall indemnify, defend and hold harmless AMT, its directors, officers, employees, agents, representatives and contractors, from and against any and all claims, liabilities, demands, damages, losses, costs and expenses, including, but not limited to, attorneys' fees and costs ("Liabilities") arising out of or resulting from (i) any breach or default by Parkinson of any of his obligations under this Agreement or (ii) the negligent acts, errors, omissions or willful misconduct of Parkinson, his agents, subcontractors or employees.

        9. STATUS OF PARKINSON. Parkinson shall be an independent contractor and neither Parkinson nor any of his employees, agents or subcontractors shall be eligible to participate in any benefit plan of AMT or to receive any fringe benefits from AMT. None of Parkinson's employees, subcontractors, agents or representatives shall be considered employees of AMT. This Agreement shall not create a relationship of partnership, corporation, joint venture or association for profit or an employee, employer relationship between the Parties. Parkinson shall have no authority to assume or create any commitment or obligation on behalf of or to bind AMT in any respect whatsoever.

        10. RELIANCE BY THIRD PARTIES. The Services provided under this Agreement are for the exclusive use of AMT. Any written documents, including but not limited to data, reports, findings, summaries, or recommendations, prepared by Parkinson for AMT in the course of performing the Services hereunder and provided by AMT, in its sole discretion, to any third parties, may be relied upon by such party to the extent that such documents may be relied upon by AMT.

        11. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties and supersedes any and all prior or contemporaneous written or oral negotiations, correspondence, understandings and agreements between the parties respecting the subject matter hereof.



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        12.     MODIFICATION. No supplement, modification or amendment to this
Agreement shall be binding unless executed in writing by both parties.

        13. WAIVER. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

        14. ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided, however, that neither party shall be entitled to assign any of its rights or obligations hereunder without the prior written consent of the other.

        15. NOTICE. All notices, requests, demands and other communications required to or permitted to be given under this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a)_when hand delivered to the other party; or (b)_when received when sent by telex or facsimile at the address and number set forth below (provided that any notice given by telex or facsimile shall be deemed received on the next business day if such notice is received after 5:00 p.m. (recipient's time) or on a nonbusiness day); or
(c)_three (3) business days after the same have been deposited in a United States post office with first class or certified mail return receipt requested postage prepaid and addressed to the parties as set forth below; or (d)_the next business day after same have been deposited with a national overnight delivery service reasonably approved by the parties (Federal Express and DHL Worldwide Express being deemed approved by the parties), postage prepaid, addressed to the parties as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider:


               To AMT:        Alternative Materials Technology
                              311 Otterson Drive, Suite 60
                              Chico, California 95928
                              Attention: E. Laughlin Flanagan
                              Facsimile: (530) 896-0657

               To Parkinson:  Frederick Parkinson
                              3609 Warner Drive
                              San Jose, California 95127
                              Facsimile: _____________

Each party shall make an ordinary, good faith effort to ensure that it will accept or receive notices that are given in accordance with this Section, and that any person to be given notice actually receives such notice. A party may change or supplement the addresses given above, or designate


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additional addresses, for purposes of this Section by giving the other parties written notice of the new address in the manner set forth above.

        16. HEADINGS. The subject headings of the Sections of this Agreement are provided for convenience only and shall not affect the construction or interpretation of any of the provisions hereof.

        17. COUNTERPARTS. This Agreement may be executed in multiple counterparts and each such executed counterpart shall be deemed an original, but all of which together shall constitute a single instrument.

        18. ATTORNEYS' FEES. If any party to this Agreement shall take any action to enforce this Agreement or bring any action for any relief against any other party, declaratory or otherwise, arising out of this Agreement, the losing party shall pay to the prevailing party a reasonable sum for attorneys' fees incurred in bringing such suit and/or enforcing any judgment granted therein, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorneys' fees and costs incurred in enforcing such judgment. For purposes of this section, attorneys' fees shall include, without limitation, fees incurred in the following: (a)_post-judgment motions and collection actions; (b)_contempt proceedings; (c)_garnishment, levy, and debtor and third party examinations; (d)_discovery; and (e)_bankruptcy litigation.

        19. GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California applicable to contracts made and to be performed in California.

        20. DRAFTING. The parties to this Agreement agree that this Agreement is the product of joint draftsmanship and negotiation and that should any of the terms be determined by a court, or in any type of quasi-judicial or other proceeding, to be vague, ambiguous and/or unintelligible, that the same sentences, phrases, clauses or other wordage or language of any kind shall not be construed against the drafting party.


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        IN WITNESS OF THE FOREGOING PROVISIONS, the parties hereto have duly executed this Agreement below.



                                   AMT:

                                   ALTERNATIVE MATERIALS TECHNOLOGY, a
                                   Nevada corporation

Date: October 18, 1999             By: /s/ WILLIAM MALIGIE
                                      ------------------------------------------
                                      William A. Maligie
                                      President

Date: October 18, 1999             By: /s/ E. LAUGHLIN FLANAGAN
                                      ------------------------------------------
                                      E. Laughlin Flanagan
                                      Assistant Secretary/Treasurer and Director



                                   PARKINSON:



Date: October 18, 1999                 /s/ FREDERICK PARKINSON
                                      -----------------------------------------
                                      Frederick Parkinson


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